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                 SIXTH AMENDMENT TO REAL ESTATE SALE AGREEMENT
                     [Prentice Plaza, Englewood, Colorado]


     THIS SIXTH AMENDMENT TO REAL ESTATE SALE AGREEMENT (this "Amendment") is made as of the 18th day of June, 1999, by and between First Capital Prentice Avenue Associates, an Illinois joint venture ("Seller") and Gateway Canyon, Inc., a California corporation ("Purchaser").

     WHEREAS, Seller and Invesco Realty Advisors, Inc. ("Invesco") are parties to a Real Estate Sale Agreement dated as of March 19, 1999 (as amended from time to time, the "Purchase Agreement"), as amended by that certain (a) First Amendment to Real Estate Sale Agreement dated as of March 29, 1999, (b) Second Amendment to Real Estate Sale Agreement dated as of April 9, 1999, (c) Reinstatement of, and Third Amendment to, Real Estate Sale Agreement dated as of May 11, 1999, (d) side letter dated May 20, 1999, executed by Seller and Purchaser, (e) letter from Mary J. Garnett of Jones, Day, Reavis and Pogue to Daniel Acosta of Rosenberg & Liebentritt, P.C., dated June 8, 1999, (f) Fourth Amendment to Real Estate Sale Agreement dated June 14, 1999, and (g) Fifth Amendment to Real Estate Sale Agreement dated June 18, 1999 ("Fifth Amendment"). All capitalized terms which are used but not defined in this Amendment shall have the same respective meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, Invesco assigned its rights, interests and obligations under the Purchase Agreement to Purchaser pursuant to an Assignment and Assumption of Real Estate Sale Agreement dated June 7, 1999.

     WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement as more particularly set forth below.

     NOW, THEREFORE, in consideration of the Purchase Agreement, the mutual covenants and agreements therein and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller and Purchaser agree as follows:

     1. Waiver of Condition Precedent. Purchaser hereby acknowledges that the Office Lease Agreement by and between Seller and Amdahl Corporation has been fully executed and delivered to Purchaser, and Purchaser hereby waives its condition precedent with respect to such Office Lease Agreement, as contained in
Section 3 of the Fifth Amendment.

     2. Closing. The Closing is hereby extended until the earlier of (i) July 9, 1999, and (ii) two (2) business days after the full execution and receipt by Purchaser of that certain Fourth Amendment by and between Seller and Federal Express Corporation, in the form previously presented to Purchaser.

     3. Condition Precedent. It shall be a condition precedent to Purchaser's obligation to close pursuant to the Purchase Agreement that Seller deliver to Purchaser on or before July 7, 1999, a fully-executed Fourth Amendment by and between Seller and Federal Express Corporation, in the form previously presented to Purchaser. If the condition precedent set forth in the preceding sentence is not satisfied, Purchaser shall have the right to terminate the Purchase Agreement on or before July 8, 1999, by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser, the Purchase Agreement shall be null and void
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and neither party shall have any further rights or obligations under the
Purchase Agreement except for any rights and obligations that explicitly survive the termination of the Purchase Agreement.

     4. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     5. Effect of Amendment. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect and otherwise unmodified. Nothing in this Amendment shall be construed as waiving any of Purchaser's conditions precedent to Closing set forth in the Purchase Agreement or Paragraph 3 of this Amendment, other than as set forth in Paragraph 1 of this Amendment.

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     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this
Amendment as of the date first above written.

                              SELLER:

                              FIRST CAPITAL PRENTICE AVENUE ASSOCIATES, an
                              Illinois joint venture

                              By: First Capital Income Properties, Ltd. - Series
                                  XI, an Illinois limited partnership, joint
                                  venturer

                                  By: First Capital Financial Corporation, as
                                      General Partner


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                              By: First Capital Income and Growth Fund - Series
                                  XII, an Illinois limited partnership, joint
                                  venturer

                                  By: First Capital Financial Corporation, as
                                      General Partner


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________


                              PURCHASER:

                              GATEWAY CANYON, INC., a California corporation


                              By:______________________________________________
                              Name:____________________________________________
                              Title:___________________________________________

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